Exhibit 99.1

Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005-0000 June 15, 2009

Re:	Registration Statement on From S-8 registering 450,000 Ordinary
Shares of XL Capital Ltd (the “Registration Statement”)

                Ladies and Gentlemen:

CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011, hereby accepts its appointment as agent for service of process for XL Capital Ltd, in connection with the Registration Statement.

                Any process received by us will be forwarded to:

XL House
One Bermudiana Road
Hamilton HM 11
Bermuda
Attn: Kirstin R. Gould, Esq.
tel. (441) 292-8515

                Any process received by us will be forwarded to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY
10005-1702
Attn: John J. Schuster, Esq.
(212) 701-3000

We acknowledge that we have previously been appointed as agent with respect to other registrations statements of XL Capital Ltd and that the fee for the first year shall be of this appointment will be $201.84 and that you will be invoiced annually at our then-current renewal rate so long as such invoices continue to be paid, or until we are advised in writing to discontinue our representation.

Our continued representation is contingent upon our receipt of timely payment of our charges for services.

Very truly yours,

/s/ Ronnie Spruill
Title: Jr. Team Manager